Exhibit 10.58

GENERAL SERVICE AGREEMENT

THIS GENERAL SERVICE AGREEMENT (the “Agreement”) is dated this10th day of February 10, 2025.

CLIENT	CONTRACTOR

Propanc Biopharma	Enzyme Supplies Limited
Camberwell Australia	John Eccles House, Oxford Science Park
(the “Client”)	(the “Contractor”)

BACKGROUND

A.	The Client is of the opinion that the Contractor as the necessary qualifications, experience and abilities to provide services to the Client.

B.	The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to engage the Contractor to provide the Client with the following services (the “Services”):

●	All relevant activities relating to the sourcing, procurement and supply of suitable quality raw materials that act as the active pharmaceutical ingredients (API) in the client’s lead product candidate’s, PRP, formulation.

2.	The Services will also include any other tasks which the Parties may agree on. The Contractor hereby agrees to provide such Services to the Client.

TERM OF AGREEMENT

3.	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect indefinitely for a minimum of 2 years, or until terminated as provided in this Agreement.

4.	In the event that either Party wishes to terminate this Agreement, that Party will be required to provide 10 days’ written notice to the other Party.

5.	In the event that either Party breaches a material provision under this Agreement, the non defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

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6.	This Agreement may be terminated at any time by mutual agreement of the Parties.

7.	Except as otherwise provided in this Agreement, the obligations of the Contractor will end upon the termination of this Agreement.

PERFORMANCE

8.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

CURRENCY

9.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in GBP.

PAYMENT

10.	The Contractor will charge the Client for the Services at 25,000 shares of common stock at the upcoming offering price of $5.00, or adjusted to a total of US$125,000 if the offering price is decreased (the “Payment”).

11.	The Contractor will invoice the Client every month.

12.	Invoices submitted by the Contractor to the Client are due within 30 days of receipt.

13.	The Contractor will be responsible for all income tax liabilities and National Insurance or similar contributions relating to the Payment and the Contractor will indemnify the Client in respect of any such payments required to be made by the Client.

14.	The Contractor will be solely responsible for the payment of all remuneration and benefits due to the employees of the Contractor, including any National Insurance, income tax and any other form of taxation or social security costs.

REIMBURSEMENT OF EXPENSES

15.	The Contractor will be reimbursed from time to time for reasonable and necessary expenses incurred by the Contractor in connection with providing the Services.

16.	All expenses must be pre-approved by the Client.

CONFIDENTIALITY

17.	Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

18.	The Contractor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorised by the Client or as required by law. The obligations of confidentiality will apply during the Term and will survive indefinitely upon termination of this Agreement.

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19.	All written and oral information and material disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

OWNERSHIP OF INTELLECTUAL PROPERTY

20.	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trade mark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

21.	The Contractor may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Contractor will be responsible for any and all damages resulting from the unauthorised use of the Intellectual Property.

RETURN OF PROPERTY

22.	Upon the expiry or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

23.	In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

RIGHT OF SUBSTITUTION

24.	Except as otherwise provided in this Agreement, the Contractor may, at the Contractor’s absolute discretion, engage a third party sub-contractor to perform some or all of the obligations of the Contractor under this Agreement and the Client will not hire or engage any third parties to assist with the provision of the Services.

25.	In the event that the Contractor hires a sub-contractor:

●	the Contractor will pay the sub-contractor for its services and the Payment will remain payable by the Client to the Contractor.

●	for the purposes of the indemnification clause of this Agreement, the sub-contractor is an agent of the Contractor.

AUTONOMY

26.	Except as otherwise provided in this Agreement, the Contractor will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement. The Contractor will work autonomously and not at the direction of the Client. However, the Contractor will be responsive to the reasonable needs and concerns of the Client.

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EQUIPMENT

27.	Except as otherwise provided in this Agreement, the Contractor will provide at the Contractor’s own expense, any and all tools, machinery, equipment, raw materials, supplies, workwear and any other items or parts necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

28.	The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

29.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

●	Proanc Biopharma

●	Enzyme Supplies Limited
John Eccles House, Oxford Science Park

or to such other address as either Party may from time to time notify the other.

INDEMNIFICATION

30.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

31.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorised representative of each Party.

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TIME OF THE ESSENCE

32.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

ASSIGNMENT

33.	The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

34.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

ENUREMENT

35.	This Agreement will ensure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

36.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

37.	Words in the singular mean and include the plural and vice versa. Words in themasculine mean and include the feminine and vice versa.

GOVERNING LAW

38.	This Agreement will be governed by and construed in accordance with the laws of England.

SEVERABILITY

39.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

40.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

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IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and sealon this 10th day of Ferbuary 2025